Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES FOURTH QUARTER AND YEAR-END 2015 RESULTS

•	Quarterly capital expenditures totaled $527 million, below the low end of guidance, and less than discretionary cash flow(1) and cash flow from operations.

•	Exited the fourth quarter of 2015 with $5 billion in liquidity, including cash on hand and undrawn credit facility.

•	Continued strong performance in all core areas drove record quarterly sales volumes of 422 MBoe/d, above the increased guidance range. Set a new quarterly record for DJ Basin volumes of 121 MBoe/d.

•	Reduced unit lease operating expense 36 percent year over year to $3.76 per BOE.

•	Continued drilling and completion efficiencies across the entire U.S. Onshore region, highlighted by normalized well costs under $3 million in Wells Ranch for extended reach laterals.

•	Commenced production on five Lower Eagle Ford wells, averaging a 30-day IP of approximately 5 MBoe/d per well.

•	Big Bend and Dantzler projects, in the deepwater Gulf of Mexico, reached combined peak production of over 20 MBoe/d, net.

•	Israel regulatory framework was implemented and the first export permit was granted for future gas sales to Egypt.

•	Organic reserve additions replaced 2015 production 1.5 times (excluding acquisitions and price-related revisions).

HOUSTON (February 17, 2016) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or “the Company”)
announced today results for the fourth quarter of 2015, including adjusted net income (1) of $191 million, or $0.44 per diluted share. A reported net loss for the quarter of $2.0 billion was negatively impacted by $2.2 billion of primarily non-cash items, which are not considered by analysts in published estimates. Net cash provided by operating activities of $576 million and discretionary cash flow(1) of $609 million were in excess of capital expenditures of $527 million.

Total Company volumes for the fourth quarter of 2015 increased to 422 thousand barrels of oil equivalent per day (MBoe/d), up more than eight percent versus the third quarter of 2015 and the fourth quarter of 2014 (pro-forma for the Rosetta Resources Inc. merger). Liquids comprised 47 percent (33 percent crude oil and condensate and 14 percent natural gas liquids) of fourth quarter 2015 volumes, with natural gas the remaining 53 percent. U.S. sales volumes for the quarter totaled 295 MBoe/d, while International sales volumes were 127 MBoe/d. Total sales volumes were higher than produced volumes by more than five thousand barrels per day (MBbl/d) due to the timing of liquids lifting in Equatorial Guinea.

Excluding the Company’s Texas properties, which were acquired in July of 2015, sales volumes were 362 MBoe/d for the fourth quarter of 2015, up 15 percent compared to the fourth quarter of the previous year. This increase was primarily a result of the Company’s continued horizontal completions and production optimization within the U.S. unconventional assets, the startup of Big Bend and Dantzler in the deepwater Gulf of Mexico, and higher Israel natural gas demand.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “Noble Energy ended 2015 by delivering another outstanding operational quarter. We have substantially improved capital efficiency across our business, evidenced by a continued reduction in well costs as well as completion enhancements in each of our core onshore assets. At the same time, our unit operating costs have been reduced to the lowest level in the last eight years. We also successfully integrated our new Texas assets and have quickly delivered a step-change in performance. Our offshore major project proficiency was demonstrated once again with new project startups in the Gulf of Mexico, and we have established strong forward momentum for our projects in the Eastern Mediterranean. With a high-quality, low-cost, and diverse portfolio, bolstered by strong liquidity and a sound balance sheet, we enter 2016 well positioned to manage within cash flow and sustain our strong operating performance.”

Fourth quarter 2015 total operating costs, including lease operating expense, production taxes and transportation, averaged $6.93 per barrel of oil equivalent (BOE), down 22 percent from the fourth quarter of 2014. Depreciation, depletion, and amortization totaled $17.67 per BOE during the fourth quarter of 2015, which reflects the impact of commodity price-driven reserve revisions recorded at year-end. General and administrative costs were lower than anticipated due primarily to a reduction of personnel costs.

Fourth quarter adjustments to net loss included approximately $1.3 billion of non-cash impairments, including $490 million related to assets in the Gulf of Mexico and Equatorial Guinea and $779 million related to goodwill. The Company had unrealized commodity derivative losses of $156 million, resulting from the value change of existing crude oil and natural gas hedge positions as of the end of the year. Noble Energy also adjusted $95 million from exploration expense, following the Company’s decision to exit its Nevada exploration program.

During the quarter, Noble Energy implemented a change in tax policy and outlook regarding the indefinite reinvestment of international earnings. This item, which was also adjusted from earnings, enhances the Company’s financial flexibility with regards to global cash management. For the fourth quarter, the remaining adjusted tax benefit reflects the balance of U.S. versus international earnings, as well as the transition from interim reporting to full-year tax position.

OPERATIONS UPDATE
DJ BASIN
Sales volumes averaged 121 MBoe/d in the fourth quarter of 2015, up four percent from the third quarter of 2015 and 12 percent over the fourth quarter of last year. Essentially all of the increase in volumes for the respective periods is liquids, driven mostly by crude volumes. Liquids increased to 68 percent of fourth quarter 2015 DJ Basin volumes (51 percent crude oil and condensate and 17 percent natural gas liquids) and 32 percent was natural gas. Horizontal production in the DJ Basin increased to 97 MBoe/d. In the Company’s primary areas of activity, Wells Ranch and East Pony, combined sales volumes averaged 62 MBoe/d during the quarter, up 35 percent compared to the fourth quarter of 2014.

Highlights include:

•	Reduced normalized extended reach lateral length well costs, including allocated facilities, to below $3 million in Wells Ranch.

•
Average drilling time for a standard lateral length well (4,500 lateral feet) remained under six days, while medium (6,000 lateral feet) and long (9,000 lateral feet) wells are being drilled in seven and eight days, respectively.

•	Drilled 31 wells at an average lateral length of over 6,900 feet. The Company reduced its full year 2015 average drilling cost per lateral foot by 40 percent from 2014.

•
Commenced production on 30 wells (equivalent to 50 standard lateral length wells). Included in the wells was the Company’s first East Pony Codell well. Production results from the well are encouraging and consistent with equivalent Niobrara wells nearby.

•
Completion design optimization continues to positively impact well productivity. Over 70 percent of the wells completed during the quarter utilized slickwater fluid design, and these wells continue to outperform similar hybrid gel wells.

•
DCP Grand Parkway, a low-pressure gathering system in the northern part of Greater Wattenberg, commenced service in late December, further lowering line pressures and enhancing gas transport system reliability.

•	The Company exited 2015 with 45 wells drilled but uncompleted.

TEXAS (EAGLE FORD AND PERMIAN)
Production volumes for the Eagle Ford and Permian assets averaged 60 MBoe/d in the fourth quarter of 2015, up 11 percent versus the volumes these assets produced in the third quarter of 2015. Liquids increased to 62 percent of the total (crude oil and condensate represented 27 percent and NGLs were 35 percent), while natural gas accounted for 38 percent. 87 percent of the volumes were from the Eagle Ford assets and 13 percent from the Permian.

Highlights include:

•
Drilled four operated wells to total depth, including three Lower Eagle Ford wells and one Wolfcamp A well in the Permian’s Delaware Basin. Drilling times have been reduced significantly versus prior performance on these assets.

•
Commenced production on five Lower Eagle Ford wells. Included in the wells brought online were the Gates 05D 10-20, 14-20 and 18-20. The average 90-day production rate for each of the wells, with an average lateral length of approximately 7,000 feet and completed on 1,000 foot lateral spacing, was 4,210 Boe/d (10-20), 5,160 Boe/d (14-20) and 5,285 Boe/d (18-20).

•
The two most recent wells brought on production were designed to test enhanced completions on tighter lateral spacing (500 equivalent feet). The wells, Gates 05D 22-20 and 24-20 with an average lateral length of 6,500 feet, were completed with 40 foot cluster spacing and approximately 2,000 pounds of proppant per lateral foot. The 30-day IP for the wells was 4,200 and 3,870 Boe/d, respectively. Production from both wells, when normalized to a 5,000 foot lateral, is higher than the three million barrel type curve, which is based on wider lateral spacing.

•	There were 55 wells drilled but uncompleted (including 40 wells in the Eagle Ford and 15 wells in the Delaware) at the end of 2015.

MARCELLUS SHALE
Production volumes in the Marcellus Shale averaged 530 million cubic feet of natural gas equivalent per day (MMcfe/d) in the fourth quarter of 2015, an eight percent increase over the third quarter of 2015 and 40 percent more than the same quarter of last year. Natural gas represented 87 percent of fourth quarter 2015 volumes, with the remaining 13 percent primarily composed of natural gas liquids (NGLs).

Highlights include:

•
Commenced production on the Company’s first Utica well, the 9,345 foot lateral MND-6H located in Marshall County, West Virginia. Production from the well reached 61 MMcf/d during flowback and is currently producing 20 MMcf/d on a reduced choke to manage pressure draw down.

•	Joint Venture partner CONSOL Energy completed 11 dry gas wells during the quarter.

•	Exited the year with 85 wells drilled but uncompleted (54 wells in the wet gas and 31 in the dry gas area) in the Joint Venture.

•
CONE Midstream Partners gathered record average gross throughput volume of 1.3 billion cubic feet equivalent per day during the fourth quarter, an increase of 46 percent from the same quarter last year. Additionally, CONE completed a de-bottlenecking project that added approximately 30 MMcfe/d of throughput during the quarter.

GULF OF MEXICO
In the Gulf of Mexico, sales volumes averaged 23 MBoe/d, a 91 percent increase versus the third quarter of 2015 and 33 percent versus the same quarter of last year. This increase was driven by the startup of production at Big Bend and Dantzler. Crude oil and condensate represented 84 percent of fourth quarter 2015 volumes, while five percent was NGLs and 11 percent was natural gas.

Highlights include:

•	Combined production from the Big Bend and Dantzler development achieved a peak rate of over 20 MBoe/d, net.

•
Finished subsea installation and construction on the Gunflint development. During the quarter, the Company completed the Gunflint #2 and #4 wells. The project remains within budget and on schedule for a mid-2016 startup.

•
Commenced drilling operations on the Silvergate prospect late in the fourth quarter. Noble Energy operates the prospect with a 50 percent working interest. Silvergate, located in Mississippi Canyon 339, is a Miocene-aged target with subsea tieback potential.

WEST AFRICA
Sales volumes in West Africa averaged 85 MBoe/d, which was 46 percent crude oil and condensate, seven percent NGLs, and 47 percent natural gas. Sales volumes for the quarter exceeded production volumes by approximately five MBbl/d as a result of the timing of liquids lifting from the Alen field and Alba.

Highlights include:

•	The Alba compression project installation progressed and remains on schedule.

•	Interpretation of the latest 3D seismic data is underway over Blocks O and I offshore Equatorial Guinea.

EASTERN MEDITERRANEAN
In the Eastern Mediterranean, Israel natural gas sales volumes averaged 252 MMcfe/d, an increase of approximately 10 percent versus the fourth quarter of last year, driven by higher power generation needs.

Highlights include:

•	Israel natural gas regulatory framework was implemented and enabled the Company to begin marketing Leviathan gas to Israeli customers.

•
Progress on finalizing gas sales agreements continues with multiple regional customers. Signed a Letter of Intent to supply Dolphinus Holdings Ltd. with approximately 400 MMcf/d, gross, from Leviathan over 10 years for Egyptian industrial use.

•	Received the first export permit for future gas sales to Egypt.

•	Initiated marketing to regional customers for gas from the Cyprus Aphrodite field.

•	Signed an agreement to divest the Tanin and Karish fields for a total deal value of $73 million. Cash consideration was received in January 2016.

•
Executed a farm-out agreement in Block 12, offshore Cyprus, with BG International. Noble Energy maintains operatorship with a working interest of 35 percent. The transaction closed and cash consideration of $125 million was received in January 2016. The remaining $40 million will be collected in early 2017.

PROVED RESERVES
Estimated reserves at year-end 2015 were 1.4 billion barrels of oil equivalent, up one percent from 2014 year-end. Excluding acquisitions and commodity price revisions, the Company had total additions of 191 million barrels of oil equivalent (MMBoe) versus production of 130 MMBoe during the year. Organic reserve replacement, excluding price-related revisions, was 147 percent. Reserves in the U.S., including Gulf of Mexico, were 62 percent of the Company’s total, with assets in Equatorial Guinea and Israel making up the remaining 38 percent. The composition of reserves at the end of 2015 is 35 percent liquids, 33 percent international natural gas and 32 percent U.S. natural gas.

Unconventional U.S. reserve replacement, excluding acquisition and commodity price revisions, was 2.3 times production, reflecting development activity and improved well performance in the DJ Basin and Marcellus Shale. During 2015, the Company added 269 MMBoe of proved reserves through the Rosetta merger. The impact of lower SEC commodity prices, utilized in the preparation of proved reserve reporting, resulted in a reserve reduction of 307 MMBoe versus 2014. Approximately 50 percent of the price-related reserves impact was related to the Company’s Marcellus estimations.

Proved developed reserves represent approximately 66 percent of total proved reserves at the end of the year, up three percent from year-end 2014.

(1)A Non-GAAP measure, see attached Reconciliation Schedules

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 888-437-9362 and 719-325-2396. The pass code number is 7718745. A replay will be available on the website.

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nobleenergyinc.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Repine
(832) 639-7380
Megan.Repine@nblenergy.com

Media Contacts:
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include estimates of oil and natural gas reserves, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission (“SEC”). These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues
Crude oil and condensate	$488	$690	$1,840	$3,438
Natural gas	272	291	1,056	1,223
Natural gas liquids	56	56	147	270
Income from equity method investees	30	33	90	170
Total revenues	846	1,070	3,133	5,101
Operating Expenses
Lease operating expense	146	170	563	593
Production and ad valorem taxes	38	38	127	184
Transportation and gathering expense	85	50	272	170
Exploration expense	180	147	488	498
Depreciation, depletion and amortization	686	462	2,131	1,759
General and administrative	89	104	396	503
Asset impairments	490	336	533	500
Goodwill Impairment	779	—	779	—
Other operating (income) expense, net	65	8	316	(24)
Total operating expenses	2,558	1,315	5,605	4,183
Operating Income (Loss)	(1,712)	(245)	(2,472)	918
Other (Income) Expense
(Gain) on commodity derivative instruments	(170)	(903)	(501)	(976)
Interest, net of amount capitalized	80	59	263	210
Other non-operating (income) expense, net	5	(25)	(15)	(26)
Total other (income) expense	(85)	(869)	(253)	(792)
Income (Loss) Before Income Taxes	(1,627)	624	(2,219)	1,710
Income Tax (Benefit) Provision	401	222	222	496
Net Income (Loss)	$(2,028)	$402	$(2,441)	$1,214
Earnings (Loss) Per Share
Earnings (Loss) Per Share, Basic	$(4.73)	$1.11	$(6.07)	$3.36
Earnings (Loss) Per Share, Diluted	$(4.73)	$1.05	$(6.07)	$3.27

Weighted average number of shares outstanding
Basic	429	362	402	361
Diluted	429	367	402	367

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on February 17, 2016.

On July 20, 2015, we completed the merger with Rosetta Resources Inc. (Rosetta or Rosetta Merger) and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

Schedule 2
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	December 31,	December 31,
	2015	2014
ASSETS
Current Assets
Cash and cash equivalents	$1,028	$1,183
Accounts receivable, net	450	857
Commodity derivative assets, current	582	710
Other current assets	216	325
Total current assets	2,276	3,075
Net property, plant and equipment	21,300	18,143
Goodwill	—	620
Other noncurrent assets	620	680
Total Assets	$24,196	$22,518
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable - trade	$1,128	$1,578
Other current liabilities	677	944
Total current liabilities	1,805	2,522
Long-term debt	7,976	6,068
Deferred income taxes, noncurrent	2,826	2,516
Other noncurrent liabilities	1,219	1,087
Total Liabilities	13,826	12,193
Total Shareholders’ Equity	10,370	10,325
Total Liabilities and Shareholders’ Equity	$24,196	$22,518

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on February 17, 2016.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	99	70	81	68
Equatorial Guinea	37	37	31	33
Other International	—	—	—	2
Total consolidated operations	137	107	112	103
Equity method investee - Equatorial Guinea	1	2	2	2
Total sales volumes	138	109	114	105
Crude Oil and Condensate Realized Prices ($/Bbl)(1)
United States	$37.82	$69.43	$43.46	$89.60
Equatorial Guinea	41.18	69.61	48.85	94.61
Other International	—	—	—	103.74
Consolidated average realized prices	$38.75	$69.54	$45.00	$91.58
Natural Gas Sales Volumes (MMcf/d)
United States	859	578	708	518
Equatorial Guinea	243	251	227	243
Israel	247	226	252	231
Total sales volumes	1,349	1,055	1,187	992
Natural Gas Realized Prices ($/Mcf)(1)
United States	$1.88	$3.21	$2.10	$3.86
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	5.17	5.50	5.34	5.57
Consolidated average realized prices	$2.19	$3.00	$2.44	$3.38
Natural Gas Liquids Sales Volumes (MBbl/d)
United States	53	26	39	23
Equity method investee - Equatorial Guinea	6	4	5	5
Total sales volumes	59	30	44	28
Natural Gas Liquids Realized Prices ($/Bbl)(1)
United States	$11.55	$23.56	$10.39	$32.04
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	295	192	237	176
Equatorial Guinea	78	79	69	74
Israel	42	38	42	39
Other International	—	—	—	2
Total consolidated operations	415	309	348	291
Equity method investee - Equatorial Guinea	7	6	7	7
Total sales volumes	422	315	355	298
(1) Average realized prices do not include gains or losses on commodity derivative instruments.

On July 20, 2015, we completed the merger with Rosetta and the associated volumes and price statistics are included in our operations beginning on July 21, 2015. The results of these volumes and prices attributable to Rosetta will affect the comparability of our results to prior periods.

Schedule 4
Noble Energy, Inc.
Reconciliation of Net Income (Loss) to Adjusted Income
(in millions, except per share amounts, unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2015	Per Diluted Share	2014	Per Diluted Share	2015	Per Diluted Share	2014	Per Diluted Share
Net Income (Loss)	$(2,028)	$(4.73)	$402	$1.10	$(2,441)	$(6.07)	$1,214	$3.27
(Gain) loss on commodity derivative instruments, net of cash settlements [1]	156	0.36	(778)	(2.12)	508	1.26	(947)	(2.58)
Asset impairments [2]	490	1.14	336	0.92	533	1.33	500	1.36
Goodwill impairment [3]	779	1.82	—	—	779	1.93	—	—
Deferred compensation [4]	3	0.01	(26)	(0.07)	(16)	(0.04)	(25)	(0.07)
Corporate restructuring	12	0.03	—	—	51	0.13	—	—
Stacked drilling rig	11	0.03	—	—	30	0.07	—	—
Pension plan expense	—	—	—	—	88	0.22	—	—
Rosetta merger expenses	8	0.02	—	—	81	0.21	—	—
Nevada exploration expense [5]	95	0.22	—	—	95	0.23	—	—
Other adjustments	19	0.04	2	0.01	27	0.07	(73)	(0.20)
Total adjustments before tax	1,573	3.67	(466)	(1.26)	2,176	5.41	(545)	(1.49)
Income tax effect of adjustments [6]	646	1.50	203	0.54	477	1.18	196	0.54
Adjusted Income	$191	$0.44	$139	$0.38	$212	$0.52	$865	$2.36
Weighted average number of shares outstanding
Diluted	431		367		405		367

NOTE:
Adjusted income should not be considered an alternative to, or more meaningful than, net income (loss) as reported in accordance with GAAP. Adjusted income is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted income is beneficial in evaluating our financial performance. We believe such measures can facilitate comparisons of operating performance between periods and with our peers. However, Noble Energy's method of computing this measure may not be the same method used to compute similar measures reported by other entities. See Schedule 1: Summary Statement of Operations.

On July 20, 2015, we completed the merger with Rosetta and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

[1]
Many factors impact our gain or loss on commodity derivative instruments, net of cash settlements, including: increases and decreases in the commodity forward price curves compared to our executed hedging arrangements; increases in hedged future revenues; and the mix of hedge arrangements between NYMEX WTI, Dated Brent and NYMEX HH commodities. These gains or losses on commodity derivative instruments, net of cash settlements, recognized in the current period, will be realized in the future when cash settlement occurs.

[2]	Amount for 2015 relates to Equatorial Guinea, Gulf of Mexico and Eastern Mediterranean properties. Amount for 2014 primarily relates to US Onshore, Gulf of Mexico and North Sea properties.

[3]	Due to continuing declines in commodity prices and the market value of our common stock, we determined that our goodwill, associated with the US reporting unit, was impaired.

[4]	Amount represents (increases) decreases in the fair value of shares of our common stock held in a rabbi trust.

[5]	Amount represents our Northeast Nevada exploration efforts which we elected to discontinue after assessing commercial viability in the current commodity price environment.

[6]
Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, as well as the change in the indefinite reinvestment assertion related to accumulated undistributed earnings of foreign subsidiaries.

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Net Cash Provided by Operating Activities
(in millions, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Adjusted Income [1]	$191	$139	$212	$865
Adjustments to reconcile adjusted income to discretionary cash flow
Depreciation, depletion and amortization	686	462	2,131	1,759
Exploration expense	85	147	393	498
(Income)/Dividends from equity method investments, net	(10)	(20)	(14)	33
Deferred income taxes	(362)	4	(457)	72
Stock-based compensation expense	17	21	71	87
Other	2	1	(2)	10
Discretionary Cash Flow	$609	$754	$2,334	$3,324
Reconciliation to Operating Cash Flows
Net changes in working capital	(55)	127	(129)	412
Cash exploration costs	(33)	(79)	(106)	(229)
Current tax benefit of earnings adjustments	77	—	97	—
Corporate restructuring	(12)	—	(51)	—
Stacked drilling rig	(11)	—	(30)	—
Rosetta merger expenses	(8)	—	(66)	—
Other adjustments	9	1	13	(1)
Net Cash Provided by Operating Activities	$576	$803	$2,062	$3,506

Capital expenditures (accrual based)	$527	$1,353	$2,852	$4,883
Rosetta merger capital expenditures	—	—	3,175	—
Increase in capital lease obligations [2]	(5)	29	55	110
Total Capital Expenditures (Accrual Based)	$522	$1,382	$6,082	$4,993

NOTE:
Discretionary cash flow should not be considered an alternative to, or more meaningful than, net income (loss), net cash provided by operating activities, or any other measure as reported in accordance with GAAP. The table above reconciles discretionary cash flow to net cash provided by operating activities. Our management believes, and certain investors may find that discretionary cash flow is useful as an indicator of the company's ability to fund exploration and production activities and meet financial obligations.  Discretionary cash flow is also useful as a basis for valuing companies in the oil and gas industry.  However, Noble Energy's method of computing this measure may not be the same method used to compute similar measures reported by other entities.

On July 20, 2015, we completed the merger with Rosetta and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

[1]	See Schedule 4: Reconciliation of Net Income (Loss) to Adjusted Income.

[2]	Represents estimated construction in progress to date on US operating assets and corporate buildings.

Schedule 6
Noble Energy, Inc.
Supplemental Data
(in millions, unaudited)

2015 Costs Incurred in Oil and Gas Activities	United States	Int’l [1]	Total

Proved property acquisition costs	$1,613	$—	$1,613
Unproved property acquisition costs	1,478	2	1,480
Exploration costs	206	278	484
Development costs [2]	2,455	189	2,644
Total costs incurred	$5,752	$469	$6,221

Reconciliation to Capital Spending (accrual basis)
Total costs incurred			$6,221
Exploration overhead			(154)
Lease rentals			(8)
Asset retirement obligations			(233)
Total oil and gas spending			5,826
Investment in equity method investee			104
Other corporate capital and capital leases			152
Total capital spending (accrual basis)			$6,082

Proved Reserves [3]	United States	Int’l [4]	Total
Total Barrel Oil Equivalents (MMBoe)
Beginning reserves - December 31, 2014	816	588	1,404
Price-related revisions	(293)	(14)	(307)
Other non-price-related revisions	84	7	91
Extensions, discoveries and other additions	100	—	100
Purchase of minerals in place	269	—	269
Sale of minerals in place	(6)	—	(6)
Production	(86)	(44)	(130)
Ending reserves - December 31, 2015	884	537	1,421
Proved Developed Reserves (MMBoe)
December 31, 2014	426	455	881
December 31, 2015	540	396	936

[1]	International primarily includes Cameroon, Cyprus, Equatorial Guinea, Falkland Islands and Israel.

[2]	Includes ARO costs of $194 million for United States and $39 million for International.

[3]
Netherland, Sewell & Associates, Inc. performed a reserves audit for 2015 and concluded that the Company's estimates of proved reserves were, in the aggregate, reasonable and have been prepared in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

[4]	International primarily includes Equatorial Guinea and Israel.